UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MANNING & NAPIER FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

Important Proxy Information for Your Clients

In the coming days, shareholders of the Manning & Napier Fund, Inc. (the “Fund”) will receive a proxy statement regarding a shareholder meeting on June 30, 2020 to consider a proposal to elect Directors to the Board of Directors of the Fund, and a second proposal to approve a new investment advisory agreement for their respective Series between Manning & Napier Advisors, LLC and the Fund. Shareholders of the Rainier International Discovery Series will also be asked to approve a new investment sub-advisory agreement between Manning & Napier Advisors, LLC and Rainier Investment Management, LLC as part of the second proposal.

The proxy statement (https://materials.proxyvote.com/Approved/MC2933/20200513/NPS_431716.PDF) provides important information on the proposals. There is a questions and answers section on pages 5-7 that may be helpful in case you receive questions from your clients about the proposals.

Shareholders will be able to submit their vote by phone, internet, or mail. As the meeting date approaches, shareholders who have not voted may receive additional mailings or telephone calls from our proxy vendor to request that they vote their shares.

As always, we appreciate your partnership and thank you for your continued support. If you have any questions regarding these proposals, please feel free to contact your Manning & Napier representative or by replying directly to this email.